Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2024 RESULTS
HILLIARD, Ohio – (May 16, 2024) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and onsite septic wastewater industries today announced financial results for the fourth quarter and fiscal year ended March 31, 2024.
Fourth Quarter Fiscal 2024 Results
•Net sales increased 5.9% to $653.8 million
•Net income increased 10.6% to $95.5 million
•Diluted net income per share increased 14.5% to $1.21
•Adjusted EBITDA (Non-GAAP) increased 11.2% to $191.2 million
Fiscal 2024 Results
•Net sales decreased 6.4% to $2,874.5 million
•Net income increased 0.4% to $513.3 million
•Diluted net income per share increased 6.1% to $6.45
•Adjusted EBITDA (Non-GAAP) increased 2.1% to $922.9 million
•Cash provided by operating activities increased $10.1 million to $717.9 million
•Free cash flow (Non-GAAP) decreased $6.8 million to $534.1 million

Scott Barbour, President and Chief Executive Officer of ADS commented, "Fiscal 2024 was ADS' ninth consecutive year of record profitability. Adjusted EBITDA increased 2% to $923 million due to the effective management of price/cost and strong operational execution. In addition, Adjusted EBITDA margin increased 270 basis points to 32.1%, the highest annual profit margin in the Company’s history. The profitability results for the year are especially impressive given the weaker demand environment in the first half of the year, which drove a 6% overall decrease in net sales to $2.9 billion. We are proud of this year’s results and remain committed to driving above market performance as we advance the stormwater and onsite septic wastewater industries. Our focus on highly engineered solutions positions us as a pivotal player in successfully managing water – the world’s most precious resource."

"The fourth quarter net sales and Adjusted EBITDA results came in above our guidance due to favorable volume growth in our core construction and agriculture markets, as well as productivity improvements from previous capital investments and continuous improvement programs. Adjusted EBITDA margin increased to a new fourth quarter record of 29.2%, 140 basis points above the prior year."

"In Fiscal 2025, we expect to see favorable demand drive volume growth in the residential and infrastructure markets, and stability in the non-residential construction market. Improved fixed cost absorption, increasing contributions from previous capital investments as well as effective management of price/cost should lead to healthy Adjusted EBITDA margins that at least equal Fiscal 2024 levels with potential for margin expansion."

Barbour concluded, "More broadly, our success will continue to be driven by ADS’ position as a pure-play water company that provides advanced sustainable water management solutions to protect and manage water. In the face of changing climate patterns, ADS and Infiltrator solutions play a critical role in protecting communities. In 2023, there were 27 large-scale storm events that inflicted an estimated $88 billion in damage in the U.S. These events, ranging from severe storms and tropical cyclones to floods and droughts, have devastating impacts on our communities and highlight how existing stormwater infrastructure has not kept pace with increasing climate challenges. The products and solutions that we provide along with the expertise we have at the local level across North America are key to solving these issues for communities, providing ADS with a long runway of secular growth."

Fourth Quarter Fiscal 2024 Results
Net sales increased $36.3 million, or 5.9%, to $653.8 million, as compared to $617.6 million in the prior year quarter. Domestic pipe sales increased $11.5 million, or 3.3%, to $358.7 million. Domestic allied products & other sales increased $4.3 million, or 2.9%, to $152.7 million. Infiltrator sales increased $18.4 million, or 21.0%, to $106.1 million. The overall increase in domestic net sales was primarily driven by the continued improvement in the U.S. residential, infrastructure construction and agriculture end markets. International sales increased $2.0 million, or 5.8%, to $36.4 million.
Gross profit increased $29.5 million, or 13.3%, to $252.0 million as compared to $222.4 million in the prior year. The increase in gross profit is primarily due to the favorable volume growth as well as better fixed cost absorption and productivity from capital investments.
Adjusted EBITDA (Non-GAAP) increased $19.2 million, or 11.2%, to $191.2 million, as compared to $172.0 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 29.2% as compared to 27.8% in the prior year.
Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Fiscal Year 2024 Results
Net sales decreased $196.6 million, or 6.4%, to $2,874.5 million, as compared to $3,071.1 million in the prior year. Domestic pipe sales decreased $172.9 million, or 10.1%, to $1,544.3 million. Domestic allied products & other sales decreased $18.4 million, or 2.7%, to $673.4 million. Infiltrator sales increased $6.7 million, or 1.5%, to $449.0 million. The decrease in overall domestic net sales was driven by lower demand in the U.S. construction and agriculture end markets during the first half of the year. The increase in sales at Infiltrator was driven by better-than-expected single-family housing construction and new product introductions. International sales decreased $12.1 million, or 5.5%, to $207.8 million.
Gross profit increased $27.5 million, or 2.5%, to $1,145.9 million as compared to $1,118.4 million in the prior year. The increase in gross profit is primarily due to favorable material cost, partially offset by the decrease in volume and unfavorable fixed cost absorption.
Adjusted EBITDA (Non-GAAP) increased $19.0 million, or 2.1%, to $922.9 million, as compared to $904.0 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 32.1% as compared to 29.4% in the prior year.

Balance Sheet and Liquidity
Net cash provided by operating activities was $717.9 million, as compared to $707.8 million in the prior year. Free cash flow (Non-GAAP) was $534.1 million, as compared to $540.9 million in the prior year. Capital expenditures increased $16.9 million over the prior year as we continue to invest in safety, capacity and productivity. Net debt (total debt and finance lease obligations net of cash) was $860.9 million as of March 31, 2024, a decrease of $246.9 million from March 31, 2023.
ADS had total liquidity of $1,079 million, comprised of cash of $490.2 million as of March 31, 2024 and $588.9 million of availability under committed credit facilities. As of March 31, 2024, the Company’s leverage ratio was 0.9 times.
In the twelve months ended March 31, 2024, the Company repurchased 1.8 million shares of its common stock for a total cost of $207.3 million. Between common stock repurchased and dividends paid, the Company returned $251.3 million to shareholders in the year ended March 31, 2024. As of March 31, 2024, the Company has $215.9 million remaining under its share repurchase authorization.
Fiscal Year 2025 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company issued the following targets for fiscal 2025. Net sales are expected to be in the range of $2.925 billion to $3.025 billion. Adjusted EBITDA is expected to be in the range of $940 million to $980 million. Capital expenditures are expected to be in the range of $250 million to $300 million.
Conference Call Information
Webcast: Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.

Teleconference: To participate in the live teleconference, participants may register at https://registrations.events/direct/Q4I457863. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call.
About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite septic wastewater solutions that manages the world’s most precious resource: water. ADS provides superior drainage solutions for use in a wide variety of markets and applications including commercial, residential, infrastructure and agriculture. ADS delivers tremendous service to its customers with the industry’s largest company-owned fleet, an expansive sales team, and a vast manufacturing network of approximately 70 manufacturing plants and 40 distribution centers. ADS is the largest plastic recycling company in North America, ensuring over half a billion pounds of plastic is kept out of landfills every year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; disruption or volatility in general business and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effect of global climate change; cybersecurity risks; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Mike.Higgins@ads-pipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(In thousands, except per share data)	2024	2023	2024	2023
Net sales	$653,840	$617,559	$2,874,473	$3,071,121
Cost of goods sold	401,877	395,138	1,728,524	1,952,713
Gross profit	251,963	222,421	1,145,949	1,118,408
Operating expenses:
Selling, general and administrative	101,189	78,409	370,714	339,504
(Gain) loss on disposal of assets and costs from exit and disposal activities	2,304	4,544	(8,365)	4,397
Intangible amortization	13,093	13,837	51,469	55,197
Income from operations	135,377	125,631	732,131	719,310
Other expense:
Interest expense	22,878	20,848	88,862	70,182
Interest income and other, net	(7,657)	(2,340)	(23,484)	(7,972)
Income before income taxes	120,156	107,123	666,753	657,100
Income tax expense	26,333	21,948	158,998	150,589
Equity in net income of unconsolidated affiliates	(1,656)	(1,137)	(5,536)	(4,842)
Net income	95,479	86,312	513,291	511,353
Less: net income attributable to noncontrolling interest	657	419	3,376	4,267
Net income attributable to ADS	$94,822	$85,893	$509,915	$507,086

Weighted average common shares outstanding:
Basic	77,637	80,554	78,252	82,315
Diluted	78,491	81,379	79,017	83,336
Net income per share:
Basic	$1.22	$1.07	$6.52	$6.16
Diluted	$1.21	$1.06	$6.45	$6.08
Cash dividends declared per share	$0.14	$0.12	$0.56	$0.48

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	March 31, 2024	March 31, 2023
ASSETS
Current assets:
Cash	$490,163	$217,128
Receivables, net	323,576	306,945
Inventories	464,200	463,994
Other current assets	22,028	29,422
Total current assets	1,299,967	1,017,489
Property, plant and equipment, net	876,351	733,059
Other assets:
Goodwill	617,183	620,193
Intangible assets, net	352,652	407,627
Other assets	122,760	122,757
Total assets	$3,268,913	$2,901,125
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$11,870	$14,693
Current maturities of finance lease obligations	18,015	8,541
Accounts payable	254,401	210,111
Other accrued liabilities	154,260	142,400
Accrued income taxes	1,076	3,057
Total current liabilities	439,622	378,802
Long-term debt obligations, net	1,259,522	1,269,391
Long-term finance lease obligations	61,661	32,272
Deferred tax liabilities	156,705	159,056
Other liabilities	70,704	66,744
Total liabilities	1,988,214	1,906,265
Mezzanine equity:
Redeemable convertible preferred stock	108,584	153,220
Total mezzanine equity	108,584	153,220

Stockholders’ equity:
Common stock	11,679	11,647
Paid-in capital	1,219,834	1,134,864
Common stock in treasury, at cost	(1,140,578)	(920,999)
Accumulated other comprehensive loss	(29,830)	(27,580)
Retained earnings	1,092,208	626,215
Total ADS stockholders’ equity	1,153,313	824,147
Noncontrolling interest in subsidiaries	18,802	17,493
Total stockholders’ equity	1,172,115	841,640
Total liabilities, mezzanine equity and stockholders’ equity	$3,268,913	$2,901,125

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Fiscal Year Ended March 31,
(Amounts in thousands)	2024	2023
Cash Flow from Operating Activities
Net income	$513,291	$511,353
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	154,903	145,149
Deferred income taxes	(2,280)	(9,855)
(Gain) loss on disposal of assets and costs from exit and disposal activities	(8,365)	4,397
Stock-based compensation	31,986	21,659
Amortization of deferred financing charges	2,044	1,419
Fair market value adjustments to derivatives	(972)	3,639
Equity in net income of unconsolidated affiliates	(5,536)	(4,842)
Other operating activities	6,697	1,513
Changes in working capital:
Receivables	(14,590)	37,487
Inventories	594	30,224
Prepaid expenses and other current assets	(275)	(5,296)
Accounts payable, accrued expenses and other liabilities	40,431	(29,037)
Net cash provided by operating activities	717,928	707,810
Cash Flows from Investing Activities
Capital expenditures	(183,812)	(166,913)
Proceeds from disposition of assets or businesses	27,498	—
Acquisition, net of cash acquired	—	(48,010)
Other investing activities	650	446
Net cash used in investing activities	(155,664)	(214,477)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(7,000)	(7,000)
Proceeds from Revolving Credit Agreement	—	26,200
Payments on Revolving Credit Agreement	—	(140,500)
Proceeds from Amended Revolving Credit Agreement	—	97,000
Payments on Amended Revolving Credit Agreement	—	(97,000)
Proceeds from Senior Notes due 2030	—	500,000
Debt issuance costs	—	(11,575)
Payments on Equipment Financing	(7,738)	(12,532)
Payments on finance lease obligations	(12,145)	(7,686)
Repurchase of common stock	(207,308)	(575,027)
Cash dividends paid	(43,995)	(39,612)
Dividends paid to noncontrolling interest holder	(3,747)	(5,323)
Proceeds from option exercises	6,454	5,700
Payment of withholding taxes on vesting of restricted stock units	(8,864)	(28,663)
Other financing activities	—	(260)
Net cash used in financing activities	(284,343)	(296,278)
Effect of exchange rate changes on cash	799	(52)
Net change in cash	278,720	197,003
Cash at beginning of year	217,128	20,125
Cash and restricted cash at end of year	$495,848	$217,128

RECONCILIATION TO BALANCE SHEET
Cash	$490,163
Restricted cash (included in Other assets in the Consolidated Balance Sheets)	5,685
Total cash and restricted cash	$495,848

Selected Financial Data
The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	March 31, 2024			March 31, 2023
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$369,316	$(10,656)	$358,660	$357,407	$(10,289)	$347,118
Infiltrator Water Technologies	124,875	(18,804)	106,071	102,723	(15,046)	87,677
International
International - Pipe	30,143	(4,862)	25,281	25,136	(706)	24,430
International - Allied Products & Other	11,283	(125)	11,158	9,998	—	9,998
Total International	41,426	(4,987)	36,439	35,134	(706)	34,428
Allied Products & Other	156,026	(3,356)	152,670	150,166	(1,830)	148,336
Intersegment Eliminations	(37,803)	37,803	—	(27,871)	27,871	—
Total Consolidated	$653,840	$—	$653,840	$617,559	$—	$617,559

	Fiscal Year Ended
	March 31, 2024			March 31, 2023
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$1,586,618	$(42,328)	$1,544,290	$1,758,961	$(41,772)	$1,717,189
Infiltrator Water Technologies	531,236	(82,209)	449,027	523,643	(81,363)	442,280
International
International - Pipe	163,930	(14,081)	149,849	179,898	(19,215)	160,683
International - Allied Products & Other	58,072	(152)	57,920	59,170	—	59,170
Total International	222,002	(14,233)	207,769	239,068	(19,215)	219,853
Allied Products & Other	684,329	(10,942)	673,387	700,319	(8,520)	691,799
Intersegment Eliminations	(149,712)	149,712	—	(150,870)	150,870	—
Total Consolidated	$2,874,473	$—	$2,874,473	$3,071,121	$—	$3,071,121
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.
Adjusted Earnings per Share excludes (gains) losses on disposals of assets or business, restructuring expenses, impairment charges and transaction costs. Adjusted Earnings per Share is a measure used by management and may be useful for investors to evaluate the Company's operational performance.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income, Free Cash Flow to Cash Flow from Operating Activities, and Adjusted Earnings per Share to Diluted Earnings per Share, the most comparable GAAP measures, for each of the periods indicated.
Reconciliation of Segment Adjusted Gross Profit to Gross Profit

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands)	2024	2023	2024	2023
Segment adjusted gross profit
Pipe	$113,318	$111,540	$515,444	$532,551
Infiltrator Water Technologies	65,358	40,011	281,677	233,580
International	11,198	10,225	62,578	61,681
Allied Products & Other	91,192	82,827	391,766	376,299
Intersegment Eliminations	(126)	595	(4,557)	924
Total Segment Adjusted Gross Profit	280,940	245,198	1,246,908	1,205,035
Depreciation and amortization	27,742	22,373	96,251	84,048
Stock-based compensation expense	1,235	404	4,708	2,579
Total Gross Profit	$251,963	$222,421	$1,145,949	$1,118,408
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands)	2024	2023	2024	2023
Net income	$95,479	$86,312	$513,291	$511,353
Depreciation and amortization	42,889	37,803	154,903	145,149
Interest expense	22,878	20,848	88,862	70,182
Income tax expense	26,333	21,948	158,998	150,589
EBITDA	187,579	166,911	916,054	877,273
(Gain) loss on disposal of assets and costs from exit and disposal activities	2,304	4,544	(8,365)	4,397
Stock-based compensation expense	8,350	1,747	31,986	21,659
Transaction costs (a)	390	486	3,444	3,903
Interest income	(6,906)	(3,840)	(22,047)	(9,782)
Other adjustments (b)	(539)	2,132	1,875	6,512
Adjusted EBITDA	$191,178	$171,980	$922,947	$903,962
a.Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with business or asset acquisitions and dispositions.
b.Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense (benefit).

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Fiscal Year Ended March 31,
(Amounts in thousands)	2024	2023
Net cash flow from operating activities	$717,928	$707,810
Capital expenditures	(183,812)	(166,913)
Free cash flow	$534,116	$540,897
Reconciliation of Diluted Earnings per Share to Adjusted Earnings per Share

The following table diluted presents earnings per share on an adjusted basis to supplement the Company's discussion of its results of operations herein.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2024	2023	2024	2023
Diluted Earnings Per Share	$1.21	$1.06	$6.45	$6.08
Loss (gain) on disposal of assets and costs from exit and disposal activities	0.03	0.06	(0.11)	0.05
Transaction costs	0.00	0.01	0.04	0.05
Income tax impact of adjustments (a)	(0.01)	(0.01)	0.01	(0.02)
Adjusted Earnings per Share	$1.23	$1.12	$6.39	$6.16
a.The income tax impact of adjustments to each period is based on the statutory tax rate.